EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Halozyme Therapeutics, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.  In evidence thereof, the undersigned, being duly authorized, hereby execute this agreement as of the 13th day of February, 2012.

Date: February 13, 2012	/s/ Randal J. Kirk
Randal J. Kirk

Date: February 13, 2012	NEW RIVER MANAGEMENT V, LP

	By:	Third Security Capital Partners V, LLC, its general partner

	By:	Third Security, LLC, its manager

	By:	/s/ Randal J. Kirk
Randal J. Kirk
Manager